Exhibit 10.96

Please quote our reference when replying Our Ref : JTC(L) 7329/30	JTC Corporation The JTC Summit 8 Jurong Town Hall Road Singapore 609434 telephone: (65) 560 0056 facsimile: (65) 565 5301 website: www.jtc.gov.sg

EQUlNIX SINGAPORE PTE. LTD.

51 CUPPAGE ROAD

#10-11/17

Singapore (229469)

BY LOCAL URGENT MAIL

(Attention: LEE YOONG KIN):

Dear Sirs,

OFFER OF TENANCY FOR FLATTED FACTORY SPACE

1.	We are pleased to offer a tenancy of the Premises subject to the following covenants, terms and conditions in this letter and in the annexed Memorandum of Tenancy (“the Offer”):

1.01	Location:

Pte Lot A0037000, Blk 20 (“the Building”) Unit #03-01 /02 /03 /04, AYER RAJAH CRESCENT AYER RAJAH INDUSTRIAL ESTATE SINGAPORE 139964 (“the Premises”) as delineated and edged in red on the plan attached to the Offer.

1.02	Term of Tenancy:

3 years (“the Term’”) with effect from 1 December 2003 (“the Commencement Date”).

1.03	Tenancy Agreement:

Upon due acceptance of the Offer in accordance with clause 2 of this letter, you shall have entered into a tenancy agreement with us (“the Tenancy”) and will be bound by the covenants, terms and conditions thereof.

In the event of any inconsistency or conflict between any covenant, term or condition of this letter and the Memorandum of Tenancy, the relevant covenant, term or condition in this letter shall prevail.

1.04	Area:

Approximately 1,450.30 square metres (subject to survey).

1.05	Rent and Service Charge:

(a)	Discounted rate of $16.38 per sq metre per month for so long as the Tenant shall occupy by way of tenancy an aggregate floor area of 9449.7 square metres in the Building or in the various flatted factories belonging to the Landlord, and

(b)	Normal rate of $18.00 in the event that the said aggregate floor area occupied is at any time reduced to below 9449.7 square metres (when the discount shall be totally withdrawn) with effect from the date of reduction in the said aggregate floor,

(“Rent”) to be paid without demand and in advance without deduction on the 1st day of each month of the year (i.e. 1st of January, February, March, etc.). The next payment shall be made on 01 January 2004.

Service charge:

$4.50 per square metre per month, (“Service Charge”) as charges for services rendered by us, payable without demand on the same date and in the same manner as the Rent, subject to our revision from time to time.

1.05(a)	Air-conditioning Charge:

$0.008 per square metre per hour as charges for air-conditioning utility rendered by us, payable without demand on the same date and in the same manner as the Rent, subject to our revision from time to time in the same manner as the Service Charge.

1.06	Security Deposit/Banker’s Guarantee:

You will at the time of acceptance of the Offer be required to place with us a deposit equivalent to 3 months’ Rent (at the discounted rate payable in the third year of the Term) and Service Charge PLUS the Air-conditioning Charge (“Security Deposit”) as security against any breach of the covenants, terms and conditions in the Tenancy.

The Security Deposit may be in the form of cash and/or acceptable Banker’s Guarantee in the form attached (effective from 1 October 2003 to 28 February 2007) and/or such other form of security as we may in our absolute discretion permit or accept.

The Security Deposit must be maintained at the same sum throughout the Term and shall be repayable to you without interest or returned, to you for cancellation, after the termination of the Term (by expiry or otherwise) or expiry of the Banker’s Guarantee, as the case may be, subject to appropriate deductions or payment to us for damages or other sums due under the Tenancy.

If the Rent at the discounted rate is increased to the normal rate or Service Charge is increased or any deductions are made from the Security Deposit, you are to immediately pay the amount of such increase or make good the deductions so that the Security Deposit shall at all times be equal to 3 months’ Rent and Service Charge PLUS the Air-conditioning Charge.

1.07	Mode of Payment:

Except for the payment to be made with your letter of acceptance pursuant to paragraph 2 of this letter, which payment shall be by non-cash mode (eg cashier’s order, cheque etc}, during the Term, you shall pay Rent, Service Charge and GST by Interbank GIRO or any other mode to be determined by us

[Note: Accordingly, you are to provide us with the duly completed GIRO authorization form enclosed herewith.

However, pending finalisation for the GIRO arrangement, you shall pay Rent, Service Charge and GST as they fall due by cheque].

1.08	Permitted Use:

(a)	Subject to clause 1.12 of this letter, you shall commence full operations within four (4) months of the Commencement Date for the purpose to provide internet data centre hostings for telecommunication, internet and application service providers only and for no other purpose whatsoever (“the Authorised Use”).

(b)	Thereafter, you shall maintain full and continuous operations and use and occupy the whole of the Premises for the Authorised Use.

1.09	Approvals

The Tenancy is subject to approvals being obtained from the relevant government, and statutory authorities.

1.10	Possession of Premises:

(a)	Keys to the Premises will be given to you two months prior to the Commencement Date subject to due acceptance of the Offer (Possession Date”).

(b)	From the Possession Date until the Commencement Date, you shall be deemed a licensee upon the same terms, and conditions in the Tenancy.

(c)	if you proceed with the Tenancy after the Commencement Date, the licence fee payable from the Possession Date to the Commencement Date shall be waived (“Rent-Free Period”). Should you fail to so proceed, you shall:

(i)	remove everything installed by you;

(ii)	reinstate the Premises to its original state and condition; and

(iii)	pay us a sum equal to the prevailing market rent payable for the period from the Possession Date up to the date the installations are removed and reinstatement completed to our satisfaction,

without prejudice to any other rights and remedies we may have against you under the Tenancy or at law.

1.11	Preparation and Submission of Plans:

(a)	No alteration, addition, improvement, erection, installation or interference to or in the Premises or the fixtures and fittings therein is permitted without Building Control Unit [BCU (JTC Corporation)] prior written consent. Your attention is drawn to clauses 2.10 to 2.19 and 2.34 of the Memorandum of Tenancy.

(b)	You will be required to prepare and submit floor layout plans of your factory in accordance with the terms of the tenancy and the ‘Guide’ attached. It is important that you should proceed with the preparation and submission of the plans in accordance with the procedures set out in the said ‘Guide’.

(c)	Should there be alteration of existing automatic fire alarm and sprinkler system installation, alteration plans shall be submitted to Building Control Unit [BCU(JTC Corporation)] for approval on fire safety aspects. All fire alarm & sprinkler system plans must be signed by a relevant Professional Engineer, registered with the Professional Engineers Board of Singapore.

(d)	Upon due acceptance of the Offer, a copy of the floor and elevation plans (transparencies) will be issued to you to assist in the preparation of the plans required herein.

(e)	No work shall commence until the plans have been approved by Building Control Unit [BCU(JTC Corporation)].

(f)	Kindly note that at present URA requires you to use and occupy at least sixty per cent (60%) of the gross floor area of the Premises for industrial activities and ancillary warehousing activities; and you may use and occupy the remaining gross floor area, if any, for offices, showrooms, neutral areas or communal facilities and such other uses as may be approved in writing by us and the relevant governmental and statutory authorities. Nonetheless, as provided in paragraph 1.08, you shall ensure that the Premises:

i)	are used primarily for the industrial activities stipulated in the authorised use approved by us; and

ii)	are not used or occupied for the purposes of offices, showrooms, storage, warehousing, industrial activities unrelated to such authorised use or for any other use unless approved in writing by us and the relevant governmental and statutory authorities.

1.12	Final inspection:

You shall ensure that final inspection by us of all installations is carried out and our approval of the same is obtained before any operations in the Premises may be commenced.

1.13	Special Conditions:

(1)	Normal (Ground & Non-ground) Floor Premises

You shall comply and ensure compliance with the following restrictions:

(a)	maximum loading capacity of the goods lifts in the Building; and

(b)	maximum floor loading capacity of 12.5 kiloNewtons per square metre of the Premises on the 3rd storey of the Building PROVIDED THAT any such permitted load shall be evenly distributed.

We shall not be liable for any loss or damage that you may suffer from any subsidence or cracking of the ground floor slabs and aprons of the Building.

(2)	You shall comply and ensure compliance with all notices, rules, and regulations relating to the use of the Carpark (as defined in the Memorandum of Tenancy} including but not limited to:

(i)	parking or placing of container, vehicles, trailers or other carriages; and

(ii)	parking charges.

(3)	You are to connect the mechanical ventilation system in the Premises to the switchboard installed by you, subject to clauses 2.12, 2.13 and 2.14 of the Memorandum of Tenancy.

(4)	Option for renewal of tenancy:

(a)	You may within 3 months before the expiry of the Term make a written request to us for a further term of tenancy.

(b)	We may grant you a further term of tenancy of the Premises upon mutual terms to be agreed between you and us subject to the following:

(i)	there shall be no breach of your obligations at the time you make your request for a further term;

(ii)	our determination of revised rent, having regard to the market rent of the Premises at the time of granting the further term, shall be final;

(iii)	we shall have absolute discretion to determine such covenants, terms and conditions, but excluding a covenant for renewal of tenancy; and

(iv)	there shall not be any breach of your obligations at the expiry of the Term.

(5)	Third Party Rights:

A person who is not a party to the Tenancy shall have no right under the Contracts (Rights of Third Parties) Act (as amended or revised from time to time) to enforce any of its covenant, term or condition.

2.	Mode of Acceptance:

The Offer shall lapse if we do not receive the following by 30 September 2003:

-	Duly signed letter of acceptance (in duplicate) of all the covenants, terms and conditions in the Tenancy in the form enclosed at the Appendix. (Please date as required in the Appendix)

-	Payment of the sum set out in clause 4.

-	Duly completed GIRO authorization form.

3.	Please note that payments made prior to your giving us the other items listed above may be cleared by and credited by us upon receipt. However, if the said other items are not forthcoming from you within the time stipulated herein, the Offer shall lapse and there shall be no contract between you and us arising hereunder. Any payments received shall then be refunded to you without interest and you shall have no claim of whatsoever nature against us.

4.	The total amount payable is as follows:

		Amount	+4%GST
Rent at $16.38 psm per month on 1,450.3 sqm for the period 1 April 2004 to 30 April 2004	$23,755.91		$950.24

Less: 1.5% Off-budget Property Tax Rebate (valid from 01/07/2003 to 31/12/2003)	$0.00 0.00		0.00

Service Charge at $4.50 psm per month on 1,450.30 sqm for the period 1 December 2003 to 31 December 2003	$6,526.35		$261.05

Air-conditioning charges at $0.008 per square metre per hour on 1,450.30 sqm for the period 1 December 2003 to 31 December 2003 computed on 23-working day basis.	$2,668.55		$106.74
* See, Notes below

Total Rent Payable (inclusive of Service Charge and air-conditioning charge)		$32,950.82	$1,318.03

Deposit equivalent to three months’ rent (at the discounted rate payable in the third year of the Term) and service charge PLUS 3 months’ air-conditioning charge [or Banker’s Guarantee provided in accordance with sub-paragraph 1.06 above)	$98,852.45

Less: Deposit equivalent to two (2) month’s rent (at the discounted rate payable in the third year of the Term) and service charge PLUS one month’s air-conditioning charge (Off-budget Measure)	$65,901.63	$32,950.82

Stamp fee payable on Letter of Acceptance which will be stamped by JTC Corporation on your behalf Note : If the Letter is not returned to us within 14 days of the date of the Letter, you will have to pay penalty on the stamp duty which is imposed by Stamp Duty Office at IRAS.		$2,656.00	$1,318.03

Sub-Total Payable		$68,557.63

Add: GST @ 4%		$1,318.03

Total Payable inclusive of GST		$69,875.66

Notes:

1.	This is for the 1st month air-con utility charge based on an average of 23 working days (230 hours) only as part of the deposit. (Mon – Fri 8 a.m. to 6 p.m.) (Sat- 8 a.m. to 1 p.m.)

2.	Subsequent air-con utility charges for standard and/or non-standard charges will be computed by the Lease Management Officer of the Customer Service Department/South Zone.

5.	Rent-Free Period:

As the Commencement Date will not be deferred, we advise you to accept the Offer as soon as possible and to collect the keys to the Premises on the scheduled date in order to maximize the Rent-Free Period referred to in clause 1.10(c) of this letter.

6.	Variation to the Tenancy

This letter and the Memorandum of Tenancy constitute the full terms and conditions governing the Offer and no terms or representation or otherwise, whether express or implied, shall form part of the Offer other than what is contained herein. Any variation, modification, amendment, deletion, addition or otherwise of the covenants, terms and conditions of the Offer shall not be enforceable unless agreed by both parties and reduced in writing by us.

7.	Season Parking:

Season parking tickets for car parking lots within the Estate can be purchased from the JTC Zone Office serving the Estate (Contact no. of the South Zone Office is:1800-66654628). Please note that the number of season parking ticket(s) that can be purchased by you will depend on eligibility rules set out by us.

8.	Application of Approvals, Utilities etc.

Upon your acceptance of the covenants, terms and conditions of the Offer, you are advised to proceed expeditiously as follows:

8.01	Preliminary Clearance:

Comply with the requirements of the Chief Engineer (Central Building Plan Unit), Pollution Control Department and/or other departments pursuant to your application/s for preliminary clearance. (Please note that we have referred your application to the relevant department/s).

8.02	Discharge of Trade Effluence:

Completed the attached Application for Permission to Discharge Trade Effluent into Public Sewer and return the application form direct to the Head, Pollution Control Department, Ministry of Environment, Environment Building, 40 Scotts Road, Singapore 228231 (Telephone No. 67327733).

8.03	Electricity:

Engage a registered electrical consultant or competent contractor to submit three sets of electrical single-line diagrams to and in accordance with the requirements of our Property Support Department (PSD), Customer Services Group, JTC East Zone Office for endorsement before an application is made to the Power Supply Pte Ltd to open an account for electricity connection. Please contact our Properly Support Department (PSD) at BIk 25 Kallang Avenue #05-01 Kallang Basin Industrial Estate Singapore 339416 direct for their requirements.

8.04	Water:

Submit four copies of sketch plans, prepared by a licensed plumber, showing the section and layout of the plumbing, to our Building Control Unit [BCU (JTC Corporation)] for approval prior to the issue of a letter to Water Conservation Department, Public Utilities Board to assist you in your application for a water sub-meter.

8.05	Telephone:

Apply direct to Singapore Telecommunications Ltd for all connections.

8.06	Automatic Fire Alarm System (Incorporating Heat Detector)

Engage a registered electrical consultant/professional engineer to submit two sets of fire alarm drawings, indicating the exiting fixtures if any, the proposed modifications of the fire alarm and the layout of machinery, etc to and in accordance with the requirements of our Building Control Unit; [BCU (JTC Corporation)]. Please contact our Building Control Unit [BCU (JTC Corporation)] at The JTC Summit, One-Stop Centre (1st level) 8 Jurong, Town Hall Road Singapore 609434 direct for further requirements.

8.07	Factory Inspectorate

Complete and return direct to Chief Inspector of Factories the attached form, “Particulars to be submitted by occupiers or intending Occupiers of Factories”.

Yours faithfully

/s/ Vanessa Loh

Vanessa LOH

INDUSTRIAL DEVELOPMENT (HIGH-RISE) DEPARTMENT

INDUSTRIAL PARKS DEVELOPMENT GROUP

JTC CORPORATION

DID : 68833423

FAX : 68855899

EMAIL: vanessaloh@jtc.gov.sg

ENCS:

EQUINIX LETTERHEAD

29TH September 2003

INDUSTRIAL DEVELOPMENT	BY HAND
(HIGH-RISE) DEPARTMENT
JTC Corporation
The JTC Summit
8 Jurong Town Hall Road
Singapore 609434

Attn: Vanessa Loh

ACCEPTANCE OF OFFER OF TENANCY FOR THE PREMISES AT UNIT #03-01/02/03/04 BLK 20 AYER RAJAH CRESCENT AYER RAJAH CRESCENT AYER RAJAH INSTRUSTRIAL ESTATE SIGAPORE 139964

We refer to your letter of offer dated 19th September 2003 for the Tenancy and hereby confirm our acceptance of all the covenants, terms and conditions of the Offer.

We are currently opting to pay by GIRO, thus we enclosed herewith a cheque for the amount S$69,875.66 (inclusive of 1 months’ security deposit) as confirmation of acceptance.

/s/ Lee Yoong Kin

Name of authorized signatory: Lee Yoong Kin

Designation: Managing Director

for and on behalf of : EQUINIX SINGAPORE PTE LTD

in the presence of:

/s/ Tan Aye See

Name of Witness: Tan Aye See

NRIC No: S1548786J

Equinix Singapore Pte Ltd

20 Ayer Rajah Crescent #05-05/08 * Singapore * 139964

phone: 65 6723 8888    fax: 65 6820 2001    website: www.equinix.com